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                         October 7, 2022

       Jos   E. Cil
       Chief Executive Officer
       Restaurant Brands International Inc.
       130 King Street West, Suite 300
       Toronto, Ontario, Canada M5X 1E1

                                                        Re: Restaurant Brands
International Inc.
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed April 29,
2022
                                                            File No. 001-36786

       Dear Jos   E. Cil:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program